Exhibit 19.1
POLICY STATEMENT ON INSIDER
TRADING AND CONFIDENTIAL INFORMATION

Scope of Policy: The following policy relating to trading of securities of Arch Capital Group Ltd. (“ACGL”) and its subsidiaries (collectively, the “Company”) and disclosure of confidential information applies to all directors, officers and employees (collectively, “Insiders”) of ACGL and its controlled subsidiaries.
I.INSIDER TRADING
A.Purpose of Policy. The purchase or sale of securities while possessing material nonpublic (“inside”) information relating to the issuer of such securities is prohibited by U.S. federal and state and other international securities laws. In addition, such laws prohibit the selective disclosure of such information to others who may trade. Violation of these provisions may result in civil and criminal penalties, as well as termination of employment. In the course of performing their duties, Insiders may have access to material non-public information about the Company or about the Company’s business (including information about other companies with which the Company does or may do business). The Company has adopted this Policy Statement (i) to comply with securities laws governing (A) trading in the Company’s securities; (B) the receipt and use of inside information; and (C) tipping or disclosing inside information; and (ii) to avoid even the appearance of improper conduct on the part of any Insider. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
B.Policy. No Insider who has material non-public information relating to the Company may (i) buy, sell, gift or otherwise transfer securities of the Company, directly or indirectly, (ii) engage in any other action to take personal advantage of that information or (iii) “tip” or disclose such information to others who do not have a legitimate business reason relating to the Company to know such information, including, without limitation, any family member, friend, casual acquaintance or anyone acting on his or her behalf, as well as analysts, individual investors, and members of the investment community and news media. This Policy also applies to material non-public information about another company or that could affect the share price of another company obtained in the course of Arch employment. On occasion, it may be necessary to disclose material non-public information regarding the Company to persons outside the Company for legitimate business reasons. In such circumstances, the Insider must comply with the “Procedure Upon Disclosure” below.
1.Definition of “Material Non-public Information”.
(a)“Material Information”. Information concerning the Company, whether positive or negative, is “material” if it would be expected to affect the voting decisions or investment decisions (i.e., whether to buy, sell or hold the Company’s securities) of a reasonable shareholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the price of the Company’s securities. While it is not possible to identify all information that could be deemed “material,” the following are examples of types of information that ordinarily would be considered material:
•financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity
•projections and strategic plans
•potential mergers and acquisitions or the sale of Company assets or subsidiaries
•significant change in capital investment plans
•significant change in reserve policy
•new major insurance or reinsurance contracts or investments
•stock splits, public or private securities/debt offerings, or changes in dividend policies or amounts
•significant changes in senior management
•significant labor disputes or negotiations
•actual or threatened major litigation, or the resolution of such litigation.
(b)“Non-public Information”. Material information is “non-public” if it has not been widely disseminated to the public, such as through major newswire services, national news services and financial news services or filing containing such information with the Securities and Exchange Commission (“SEC”) or other relevant securities exchange. Information is considered to be public only when it has been released to the public through appropriate channels and enough time has elapsed to permit the investment market to absorb and evaluate the information. For the purposes of this Policy Statement, information will be considered public (i.e., no longer “nonpublic”) at the opening of trading on the second full trading day following the Company’s public release of the information. In determining whether information is nonpublic, please note that:

(1)information received during the course of employment concerning the Company or another company in circumstances indicating that it is not yet in general circulation should be considered nonpublic;
(2)all information that Insiders learn about the Company or its business plans in connection with their employment is potentially “inside” information until publicly disclosed or made available by the Company; and
(3)all such information should be treated as confidential and proprietary to the Company.
2.Securities Covered. The securities to which this Policy relates include not only ACGL’s common shares, but also any publicly traded equity or debt securities of the Company, as well as any derivative securities such as options, puts and calls and any other security that relates to, or derives its value by reference to, any securities issued by the Company.
3.No Trading in Derivatives, Short Sales or Purchases on Margin. Insiders must not engage in the following activities with respect to Company securities:
(1)Short sales;
(2)Purchases on margin or pledging except as provided below; or
(3)Purchases or sales of financial instruments or derivatives (including but not limited to puts and calls) that hedge or offset any change in the market value of Company securities, or otherwise engage in transactions that are designed to, or have, the same effect.
Securities held in a margin account or pledged as collateral for a loan may be sold without the Insider’s consent if the Insider fails to meet a margin call or by the lender in foreclosure if the Insider defaults on a loan. A margin or foreclosure sale that occurs when the Insider is aware of material non-public information may, under some circumstances, result in unlawful insider trading. Because of this danger, Insiders should exercise caution in holding Company securities in a margin account or pledging Company securities as collateral for a loan. Due to these considerations, (i) no Insider may purchase Company securities on margin or pledge Company securities without the prior approval of the Arch Capital Services LLC General Counsel or his or her designee (the “General Counsel”), and (ii) in no event may any executive officer or director of the Company pledge an amount of common shares in respect of a loan that exceeds the lesser of 30% of the common shares beneficially owned by the individual (as reported or would be reported in the Company’s proxy statement) or 0.5% of the then outstanding common shares of the Company. Any securities pledged would not count toward satisfying any required ownership level of securities under relevant share retention guidelines.
4.General. Remember, if a person’s securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight, and hindsight may indicate that an event was (and should have been viewed as) “material.” As a result, before engaging in any transaction each person should carefully consider how regulators and others might view their transactions in hindsight. You may always consult with the General Counsel prior to engaging in any transaction relating to securities of the Company.
5.Blackout Period. The General Counsel may designate a blackout period during which no Insider may buy, sell, gift or otherwise transfer Company securities without the prior approval of the General Counsel until notified by the General Counsel that the blackout period has been terminated. Insiders may not disclose to any outside third party that a blackout period has been designated.
6.Additional Restrictions With Respect to Restricted Group Members. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an Insider engages in a trade while unaware of a pending major development), the procedure set forth below must be followed by all Company directors and other employees designated from time to time by the General Counsel (“restricted group members”). Restricted group members not in possession of material nonpublic information may buy, sell, gift or otherwise transfer Company securities without the prior approval of the General Counsel only during the period commencing at the opening of trading on the second full trading day following the Company’s public release of quarterly or annual financial results and ending on the close of business on the fifteenth day of the third calendar month of that calendar quarter, provided that restricted group member gives two business days’ notice to the General Counsel. Before buying, selling, gifting or otherwise transferring securities at any other time, including during any “blackout period” (described above) designated by the General Counsel, a restricted group member must obtain the prior approval of the General Counsel. Each restricted group member should also preclear with the General Counsel transactions in the Company’s securities by the following persons because the transactions by themselves may be attributed to such restricted group member:
(1)any member of such restricted group member’s household;

(2)any trust or estate in which such restricted group member or a household member is a settlor, beneficiary, trustee, executor or the like;
(3)any partnership in which such restricted group member or a household member is a general partner;
(4)any corporation in which such restricted group member or any household members is either singly or together own a controlling interest; or
(5)any trust, corporation, charitable organization or other firm, entity or group where such restricted group member or a household member has or shares with others the power to decide whether to buy, sell or hold the Company’s securities.
7.Restricted group members may have certain filing requirements in connection with their purchase, sale or gift of Company securities. Therefore, restricted group members transferring Company securities should consult with the General Counsel to arrange for the preparation, in a timely manner, of any required regulatory filings, including a Form 4 or Form 5 and, if a sale of securities is involved, a Form 144, if applicable.
8.Employee Benefit Plans.
(a)Employee Share Purchase Plan. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to employee benefit plans (e.g., pension or 401(k) plans or share purchase plans) which are used to purchase Company securities pursuant to the employees’ advance instructions. However, no Insiders may alter their instructions regarding the purchase or sale of Company securities in such plans while in the possession of material non-public information. Prior to altering their instructions, Insiders should notify the General Counsel.
(b)Stock Option Plan. The trading prohibitions and restrictions of this Policy apply to all sales of securities acquired through the exercise of stock options granted by the Company, but not to the acquisition of securities through such exercise.
9.Rule 10b5-1 Trading Arrangements. Written trading arrangements that comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (“Rule 10b5-1 Plans”) are permitted under this Policy. The trading prohibitions and restrictions of this Policy apply to the establishment of any Rule 10b5-1 Plans (e.g., restricted group members must give two business days’ notice to the General Counsel or their designee) but such trading prohibitions and restrictions do not apply to actual transactions effected pursuant to a Rule 10b5-1 Plan. However, no restricted group member may amend or terminate their Rule 10b5-1 Plans without obtaining the prior approval of the General Counsel.
10.Priority of Statutory or Regulatory Trading Restrictions. The trading prohibitions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations (e.g., short-swing trading by Insiders under the Securities Exchange Act of 1934 or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933) or any greater regulatory and/or statutory prohibitions or restrictions prescribed by any competent authority in a relevant jurisdiction. Any Insider who is uncertain whether other prohibitions or restrictions apply should consult the General Counsel or his or her own legal counsel.
II.CONFIDENTIAL INFORMATION
A.Purpose of Policy. Serious problems could be caused for the Company and its personnel by the unauthorized disclosure of internal information concerning the Company. In addition to possibly violating the law (particularly if for the purpose of facilitating improper trading in the Company’s securities), such disclosure could, among other things, competitively disadvantage the Company or breach a confidence of a client of the Company.
B.Policy. An Insider must not discuss internal Company matters or developments with anyone outside the Company, except as required in the performance of regular corporate duties, whether or not the information in such Insider’s possession is proprietary information concerning the Company or information that could have an impact on the price of the Company’s securities. Confidential information should be disclosed only to key personnel and principal outside advisers whose work for the Company requires that they have such information. Finally, Insiders should not discuss Company matters on internet chat rooms, social media or other on-line services or message boards. The Social Media and Communications Policy should also be observed with respect to any communication using social media.
1.Responding to Inquiries. The prohibition on disclosure applies specifically (but not exclusively) to inquiries concerning the Company which may be made by the financial press, investment analysts or others in the investment community or shareholders. All such communications on behalf of the Company must be channeled through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary (see below), if you receive any inquiries of this nature, you must decline comment and refer the inquiries to the Chief Financial Officer of ACGL or the General Counsel.
2.Designated Officials. Only the following Insiders are authorized to respond to such inquiries on behalf of the Company: (i) the Chair of ACGL’s Board of Directors, (ii) the Chief Executive Officer of ACGL, (iii) the President of ACGL, (iv) the Chief Financial Officer of ACGL, (v) the Executive Vice President, Financial Services of Arch Capital Services LLC, (vi) the Senior Vice President, Finance of Arch Capital Services LLC, (vii) the General Counsel, and (vii) (as to specific inquiries) persons designated to respond by the Chief Financial Officer of ACGL or the General Counsel. Any Insider authorized to so respond should, if practicable, consult with the General Counsel within a reasonable time before responding to such inquiry and, in all cases, inform the General Counsel (or their designee) of the inquiry and the nature of the response provided.
3.No Trading Advice. All Insiders are discouraged from providing trading advice of any kind concerning the Company to any third party (even when Insiders do not possess material non-public information), except that all persons given access to confidential information should be advised of their insider status and requested not to trade in the Company’s securities and not to disclose the information further except as absolutely necessary for corporate purposes.
4.Procedure Upon Disclosure. In any instance in which confidential information is disclosed to an outsider, the Company will take such steps as are necessary to preserve the confidentiality of the information, which may include requiring the outsider to agree in writing to comply with the terms of this Policy Statement and/or to sign a confidentiality agreement. The General Counsel must be consulted if it is contemplated that confidential information will be disclosed to an outsider.
5.Conversations With Investment Analysts. Employees are not permitted to discuss Company matters with investment analysts unless authorized by the Chief Financial Officer of ACGL or the General Counsel.
6.Company Releases. The General Counsel should review and clear all company releases (e.g., press releases or other public announcements) for content, accuracy and legal compliance. The General Counsel also should monitor the dissemination of releases to ensure that information is circulating accurately. If a release was incorrectly quoted, these officials may have to recommend that a follow-up release be issued.
7.Speeches and Interviews; Website Postings. The General Counsel (or their designee) should approve, in advance, commitments for speeches or interviews with the press. Copies of speeches to the investment community should be prepared in advance and reviewed by the General Counsel. Postings on any Company website should also be approved by the General Counsel.
8.Analysts’ Statements. Generally, the Company should not comment on or distribute analysts’ statements. However, there may be specific instances where the Company may decide to correct substantially erroneous analysts’ reports, provided that any such correction may be authorized only by the Chair of ACGL’s Board, the Chief Executive Officer of ACGL or the Chief Financial Officer of ACGL.
Nothing in this Policy Statement or the Code of Business Conduct or any agreement with the Company prohibits an Insider from reporting possible violations of U.S. federal (or other international) securities laws or regulations to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of U.S. federal (or other international) laws or regulations; provided that Insiders may not disclose information obtained by the Insider through a communication that was subject to the attorney-client privilege unless permitted by applicable laws and regulations. While Insiders are encouraged to utilize internal reporting channels, including the anonymous Compliance Hotline, Insiders do not need the prior authorization of the Company to make any such reports or disclosures and Insiders are not required to notify the Company that he or she has made such reports or disclosures.